                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/ Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                               ENVIROSOURCE, INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


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    5) Total fee paid:


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/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                              EnviroSource, Inc.
                          1155 Business Center Drive
                            Horsham, PA 19044-3454


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 June 18, 1998


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ENVIROSOURCE, INC., a Delaware corporation (the "Company"), will be held at The Homestead Restaurant, Three Village Road, Horsham, Pennsylvania 19044 on Thursday, June 18, 1998 at 10:00 A.M. (local time), for the following purposes:



     1. To elect three members of Class C of the Board of Directors.


     2. To authorize and approve amendments to the Company's certificate of incorporation in order to: (i) effect a one-for-seven (1-for-7) reverse stock split with respect to the outstanding shares of the Company's Common Stock; (ii) change the number of authorized shares of the Company's Common Stock; and (iii) change the Company's name to make the "S" lower case.


     3. To ratify and approve the selection of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998.


     4. To transact such other and further business as may properly come before the meeting or any adjournment or adjournments thereof.


     Holders of record of shares of the Company's Common Stock at the close of business on April 20, 1998 are entitled to notice of and to vote at the meeting. A complete list of the Company's stockholders will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for ten days prior to the meeting at the Company's offices located at 1155 Business Center Drive, Horsham, Pennsylvania. The list will also be produced and kept at the time and place of the meeting and may be inspected by any stockholder who is present.


     A copy of the Company's 1997 Annual Report to Stockholders is enclosed herewith.




                                        By Order of the Board of Directors
   [GRAPHIC OMITTED]

                                        LEON Z. HELLER
                                        Secretary


Dated: April  , 1998

                              EnviroSource, Inc.
                          1155 Business Center Drive
                            Horsham, PA 19044-3454
                             ---------------------
                                PROXY STATEMENT
                      For Annual Meeting of Stockholders
                          to be held on June 18, 1998
                            ---------------------
                                                                  April  , 1998

To the Stockholders:

     This Proxy Statement is furnished to you in connection with the Annual Meeting of the Stockholders (the "Annual Meeting") of EnviroSource, Inc., a Delaware corporation (the "Company"), and the related solicitation by the Board of Directors of the Company of Proxies in the accompanying form, to be held at The Homestead Restaurant, Three Village Road, Horsham, Pennsylvania 19044, on Thursday, June 18, 1998 at 10:00 A.M. (local time) and at any subsequent time that may be necessary by the adjournment thereof.

     If you were a holder of record of shares of the Company's Common Stock at the close of business on April 20, 1998, you are entitled to vote at the Annual Meeting. If you cannot be present at the Annual Meeting in person, a form of Proxy is enclosed, which the Board of Directors requests you to execute and return as soon as possible. A Proxy can be revoked at any time before it is voted, in person at the Annual Meeting, by executing and submitting a new Proxy that is dated a date after the Proxy to be revoked or by delivery of a duly executed written statement to that effect addressed to the Secretary of the Company.

     As of the close of business on April 20, 1998, there were outstanding and entitled to vote at the Annual Meeting 40,713,765 shares of Common Stock, $.05 par value (the "Common Stock"). Each share of Common Stock is entitled to one vote.

     All stockholders are urged to fill in, sign, date and mail the enclosed Proxy. If mailed in the United States in the enclosed envelope, no postage is required. The prompt return of your Proxy to vote your shares of Common Stock will save the Company the expense of further communication. If you attend the Annual Meeting and vote in person, the Proxy will not be used.

     The Proxy Statement and the Proxies in the accompanying form are first being sent to stockholders on or about May 5, 1998.


                           PROXIES AND VOTE REQUIRED


     The persons named in the accompanying Proxy intend to vote Proxies FOR the election of the nominees for director described herein, unless authority to vote for any or all of the nominees is withheld. In the event that any nominee at the time of election shall be unable or for good reason unwilling to serve (which contingencies are not now contemplated or foreseen) and other nominees shall be nominated, the persons named in the Proxy shall have the discretion and authority to vote or refrain from voting in accordance with their judgment on such other nominations. In addition, unless otherwise specified in the Proxy, Proxies will be voted FOR the approval of the amendments to the Company's certificate of incorporation and FOR the ratification and approval of the selection of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998. See "Other Matters" with respect to additional discretion and authority conferred by the accompanying Proxy.


     The presence in person or by proxy of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting is required for a quorum. If a quorum is present, those nominees receiving a plurality of the votes cast will be elected. Accordingly, shares not voted in the election of directors (including shares covered by a Proxy as to which authority is withheld to vote for all nominees) and shares not voted for any particular nominee (including shares covered by a Proxy as to which authority is withheld to vote for only one or less than all of the nominees) will not prevent the election of any of the nominees for director. Approval of the amendments of the Company's certificate of incorporation (Proposal 2) requires the affirmative vote of 66 2/3% of the outstanding shares of Common Stock. For all other matters submitted to stockholders at the Annual Meeting, if a quorum is present the affirmative vote of a majority of the shares voted is required for approval. As a result, abstention votes with respect to any of the foregoing matters (other than Proposal 1) will have the effect of a vote against such matter.

     Shares held by brokers and other stockholder nominees sometimes are voted on certain matters but not others. This can occur, for example, when a broker is instructed by the beneficial owner of shares of Common Stock, or otherwise has the authority, to vote on a particular matter but is not instructed, and does not have such authority, to vote on one or more others. These are known as "non-voted" shares. Non-voted shares will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but with respect to the matters as to which they are "non-voted" (other than for Proposal 2) they will have no effect upon the outcome of the vote thereon. Shares that are "non-voted" with respect to Proposal 2 will have the effect of a vote against the proposal.


                                   PROPOSAL 1

                         ELECTION OF CLASS C DIRECTORS

     The Board of Directors of the Company consists of three classes: Class A, Class B and Class C. Each Class consists of three directors. Directors in each class serve for a three-year term and until their respective successors have been elected and qualified (or as otherwise provided under the By-laws of the Company). The term of the present Class C directors will end with this year's Annual Meeting, the term of the present Class A directors will end with the 1999 Annual Meeting and the term of the present Class B directors will end with the 2000 Annual Meeting.

     Three directors, to serve as Class C directors, will be elected at the Annual Meeting, to hold office until the 2001 Annual Meeting and until their respective successors have been elected and qualified (or as otherwise provided under the By-laws of the Company). The names of the nominees for Class C director and the names of the directors continuing in office whose terms do not expire in 1998, together with certain information furnished to the Company by each nominee and director, are set forth below (see also "Security Ownership of Certain Beneficial Owners").

     The Board of Directors recommends that the stockholders vote FOR the election of the nominees for Class C directors indicated below.


Nominees for Election as Class C Directors


Class C Directors


     Raymond P. Caldiero (age 63) has served as a director of the Company since February 1992. Mr. Caldiero has served as Chairman of Caldiero International, Inc. (a consultant in the areas of hotel development, lobbying, marketing and sales) since 1989. He is a director of the Autrey Museum and Technology Solutions, Inc. and served as a director of Envirosafe Services, Inc. ("Envirosafe") from 1987 until February 1992. Mr. Caldiero became a director of the Company in February 1992 pursuant to the terms of a merger agreement between Envirosafe and a wholly-owned subsidiary of the Company.


     Robert N. Gurnitz (age 59) became a director of the Company in November 1997. Mr. Gurnitz served as President and Chief Executive Officer of Northwestern Steel and Wire Co. from 1991 to 1993 and as its Chairman and Chief Executive Officer from 1993 to 1997. Prior to that he served in various senior management capacities with Rockwell Investment, Bethlehem Steel Corporation and Webcraft Technologies.


     Ronald P. Spogli (age 50) became a director and Chairman of the Board of the Company in May 1993. Mr. Spogli is a founding partner of Freeman Spogli & Co, ("FS&Co."). He is also a director of Buttrey Food and Drug Stores Company, Calmar, Inc., The Pantry, Inc. and AFC Enterprises, Inc.

Class A Directors

     Louis A. Guzzetti, Jr. (age 59) has been a director and President and Chief Executive Officer of the Company since October 1986.

     Jeffrey G. Miller (age 56) was re-elected as a director of the Company in August 1993. Mr. Miller has been a professor of environmental law at Pace University School of Law since 1987. He was of counsel to the Seattle and Washington D.C. law firm of Perkins Coie from 1987 to 1997 practicing environmental law. Mr. Miller was a director of Envirosafe from 1987 until February 1992. He became a director of the Company in February 1992 pursuant to the terms of a merger agreement between Envirosafe and a wholly-owned subsidiary of the Company. Mr. Miller resigned as a director on May 13, 1993 pursuant to the terms of the purchase agreement by which an affiliate of FS&Co. acquired its interest in the Company.


     Jon D. Ralph (age 33) has been a director of the Company since August 1993. Mr. Ralph joined FS&Co. in August 1989. Mr. Ralph is also a director of The Pantry, Inc.


Class B Directors


     Wallace B. Askins (age 67) has been a director of the Company since 1978. Mr. Askins served as Executive Vice President and Chief Financial Officer of Armco Inc. ("Armco") (a manufacturer of steel and other products) from June 1984, and as a director of Armco from December 1985, until his retirement in November 1992. Mr. Askins is a director of Trump Hotel & Casino Resorts, Inc.


     John M. Roth (age 39) became a director of the Company in May 1993. Mr. Roth joined FS&Co. in March 1988 and became a general partner in March 1993.


     J. Frederick Simmons (age 43) became a director of the Company in May 1993. Mr. Simmons joined FS&Co. in 1986 and became a general partner in January 1991. He is also a director of Buttrey Food and Drug Stores Company.


Other Information as to Directors


     During the fiscal year ended December 31, 1997, the Board of Directors held five meetings. During 1997 each director attended at least 75% of the number of meetings of the Board and of the committees of the Board on which he served.


     The Board of Directors has an Executive Committee, consisting of Messrs. Guzzetti, Simmons and Spogli; an Audit Committee, consisting of Messrs. Askins, Gurnitz and Miller; and a Compensation and Stock Option Committee (the "Compensation Committee"), consisting of Messrs. Askins, Caldiero, Roth and Simmons.


     The function of the Executive Committee is to exercise the powers and authority of the full Board of Directors, to the extent permitted by law, when it is not in session. During 1997, the Executive Committee held no meetings.


     The primary function of the Audit Committee, which held two meetings during 1997, is to review the scope and results of each year's annual audit as well as the Company's internal accounting procedures.


     The function of the Compensation Committee is to administer the Company's stock option plans, to award stock options thereunder and to review and make recommendations concerning other Company plans, executive compensation and such other matters referred to it by the Board of Directors. The Compensation and Stock Option Committee held one meeting during 1997.


     The Company pays each director other than Mr. Guzzetti and general partners or employees of FS&Co. an annual fee of $15,000 (payable in four equal quarterly installments). In addition, the Company pays the reasonable expenses of each director in connection with his attendance at each meeting of the Board of Directors or any committee thereof. In connection with their election in February 1992 as directors of the Company, each of Mr. Caldiero and Mr. Miller was granted an option to purchase 20,000 shares of Common Stock of the Company at an exercise price of $2.625 per share, which became exercisable in September 1993 and expires in

March 2002. Pursuant to its terms, Mr. Miller's option would have expired 90 days after his resignation in May 1993. In connection with his reelection to the Board of Directors in August 1993, the Company amended Mr. Miller's option to provide that his option would remain in effect, as if he had not resigned, during the period from May 13, 1993 until such reelection. On August 5, 1993, Mr. Askins was granted an option to purchase 20,000 shares of Common Stock of the Company at an exercise price of $4.25 per share, which became exercisable in August 1995 and expires in August 2003.

     In 1995, the Company also adopted a Stock Option Plan for Non-Affiliate Directors (the "Plan"), which was ratified and approved by the stockholders of the Company at the 1995 Annual Meeting. Pursuant to the Plan, each director of the Company who is neither an employee of the Company nor an affiliate of FS&Co.: (i) automatically is granted an option to purchase 5,000 shares of Common Stock as of January 1 of each year, and (ii) is given the right, exercisable on or before January 1 of each year, to make an irrevocable election to receive an option to purchase shares of Common Stock in lieu of receiving his annual director's fee for that particular year. Mr. Askins elected to receive options to purchase shares of Common Stock in lieu of his annual director's fees for 1997, and both Mr. Askins and Mr. Gurnitz elected to receive options to purchase shares of Common Stock in lieu of their annual directors' fees for 1998.


                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT


Security Ownership of Certain Beneficial Owners

     The Company's records and other information obtained by the Company from outside sources indicate that, as of April 1, 1998, the following persons were the beneficial owners of more than 5% of the outstanding shares of the Common Stock of the Company.



                                                  Number of
                                                   Shares
              Name and Address                  Beneficially     Percent
           of Beneficial Owner(l)                   Owned        of Class
--------------------------------------------   --------------   ---------
FS Equity Partners II, L.P.
 c/o Freeman Spogli & Co.(2) ...............     19,187,095        47.1%
 11100 Santa Monica Blvd.
 Suite 1900
 Los Angeles, CA 90025

Gabelli Funds, Inc.(3) .....................      2,980,270         7.3%
 One Corporate Center
 Rye, NY 10580-1434

The IBM Retirement Plan Trust Fund .........      2,678,333         6.6%
 262 Harbor Place
 Stamford, CT 06904-2399


------------
(1) To the best of the Company's knowledge, except as otherwise indicated herein, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) FS&Co., as general partner of FS Equity Partners II, L.P. ("FSEP"), has the sole power to vote and dispose of such shares. Messrs. Roth, Simmons and Spogli, each of whom is a director of the Company, and Bradford M. Freeman and William M. Wardlaw are general partners of FS&Co., and as such may be deemed to be the beneficial owners of the shares of the Company's Common Stock indicated as beneficially owned by FSEP.

(3) Gabelli Funds, Inc. and its Chairman, CEO and majority stockholder, Mario
    J. Gabelli, Jr., may be deemed to have beneficial ownership of these shares. The shares are held with sole voting and investment power by Gabelli Funds, Inc. or its affiliates, except for 80,000 shares which are held without voting power and 150,000 shares as to which the voting power is contingent.

Security Ownership of Management

     As of April 1, 1998, the following directors, executive officers and all directors and executive officers as a group, were the beneficial owners of shares of Common Stock of the Company as follows:



                                                                                      Common Stock
                                                                                Beneficially Owned as of
                                                                                    April 1, 1998(1)
                                                                             -------------------------------
                                                                                  Number of         Percent
                      Name and Position with Company                                Shares          of Class
--------------------------------------------------------------------------   -------------------   ---------
Class A Directors
   Louis A. Guzzetti, Jr., President and Chief Executive Officer .........           797,489(2)        1.9%
   Jeffrey G. Miller .....................................................            35,000(3)          *
   Jon D. Ralph ..........................................................                --            --
Class B Directors
   Wallace B. Askins .....................................................           126,501(3)          *
   John M. Roth(4) .......................................................        19,187,095          47.1%
   J. Frederick Simmons(4) ...............................................        19,187,095          47.1%
Class C Directors
   Raymond P. Caldiero ...................................................            35,000(3)          *
   Robert N. Gurnitz .....................................................                --            --
   Ronald R. Spogli, Chairman of the Board(4) ............................        19,187,095          47.1%
Other Four Most Highly Compensated Executive Officers
 Aarne Anderson ..........................................................           113,471(2)          *
 George E. Fuehrer .......................................................           237,083(2)          *
 Leon Z. Heller ..........................................................            31,109(2)          *
 James C. Hull ...........................................................           142,953(2)          *
All directors and executive officers as a group (15 persons) .............        20,768,413(5)       49.9%

------------
* Less than 1%

(1) Unless otherwise disclosed, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Includes (i) shares for which options under the EnviroSource Incentive Stock Option Plan and EnviroSource 1993 Stock Option Plan are exercisable by executive officers within 60 days, as follows: Mr. Guzzetti, 380,306 shares; Mr. Anderson, 67,063 shares; Mr. Fuehrer, 161,580 shares; Mr. Heller, 11,532 shares; and Mr. Hull, 73,463 shares; and (ii) shares held through the EnviroSource, Inc. Savings Plan and EnviroSource, Inc. Profit Sharing Plan as of December 31, 1997, as follows: Mr. Guzzetti, 109,158 shares; Mr. Anderson, 33,408 shares; Mr. Fuehrer, 45,353 shares; Mr. Heller, 18,577 shares; and Mr. Hull, 67,990 shares.

(3) Includes shares for which options under EnviroSource's Stock Option Plan for Non-Affiliate Directors or otherwise are exercisable by directors within 60 days, as follows: Mr. Askins, 110,145 shares; Mr. Caldiero, 35,000 shares; and Mr. Miller, 35,000 shares.

(4) All shares shown as beneficially owned are held by FSEP. As general partner of FSEP, FS&Co. has the sole power to vote and dispose of such shares. Messrs. Roth, Simmons and Spogli, each of whom is a director of the Company, are general partners of FS&Co., and as such may be deemed to be the beneficial owners of the shares of the Company's Common Stock held by FSEP.

(5) Includes (i) 901,686 shares for which options under EnviroSource's Incentive Stock Option Plan, EnviroSource's 1993 Stock Option Plan, EnviroSource's Stock Option Plan for Non-Affiliate Directors or otherwise are exercisable within 60 days; and (ii) 307,101 shares held through the EnviroSource, Inc. Savings Plan, the EnviroSource, Inc. Profit Sharing Plan as of December 31, 1997.

                             EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid to the Chief Executive Officer and the other four most highly compensated executive officers of the Company for the last three completed fiscal years.


Summary Compensation Table



                                                                                Long Term
                                             Annual Compensation               Compensation
                                   ---------------------------------------   ---------------
                                                                                Number of          All Other
   Name and Principal Position      Year       Salary           Bonus         Stock Options      Compensation
--------------------------------   ------   -----------   ----------------   ---------------   ----------------
Louis A. Guzzetti, Jr. .........   1997      $410,459       $        0                 0          $  30,023(1)
 Chief Executive Officer           1996       409,161                0            70,000             34,763(2)
                                   1995       403,000          103,000           106,640             39,612(3)
Aarne Anderson .................   1997       157,830                0                 0             11,824(1)
 Vice President, Taxes             1996       147,234                0             8,600             13,228(2)
                                   1995       144,675           28,000            13,330             14,399(3)
George E. Fuehrer ..............   1997       183,125          237,500(4)              0             18,656(1)
 Senior Vice President, Planning   1996       182,694                0            26,880             21,454(2)
                                   1995       180,375           65,000            26,660             15,611(3)
Leon Z Heller ..................   1997       123,011                0                 0             13,530(1)
 Vice President, General           1996       115,208                0            12,000             12,727(2)
 Counsel and Secretary             1995       106,975           43,500                 0             12,225(3)
James C. Hull ..................   1997       198,117                0                 0             19,406(1)
 Vice President and Chief          1996       197,716                0            14,000             21,136(2)
 Financial Officer                 1995       195,250           45,000            21,330             22,963(3)

------------
(1) Includes Company contributions to accounts in the EnviroSource, Inc. Savings Plan, as follows: Mr. Guzzetti, $9,500; Mr. Anderson, $4,434; Mr. Fuehrer, $9,500; Mr. Heller, $7,380; and Mr. Hull, $9,500; Company contributions to accounts in the EnviroSource, Inc. Profit Sharing Plan of $8,000 each for Messrs. Guzzetti, Fuehrer, and Hull, $7,390 for Mr. Anderson, and $6,150 for Mr. Heller; and Company contributions to accounts in the EnviroSource, Inc. Supplemental Executive Retirement Plan, as follows: Mr. Guzzetti, $12,523; Mr. Fuehrer, $1,156; and Mr. Hull, $1,906.



(2) Includes Company contributions to accounts in the EnviroSource, Inc. Savings Plan, as follows: Mr. Guzzetti, $9,000; Mr. Anderson, $4,411; Mr. Fuehrer, $9,000; Mr. Heller, $4,750; and Mr. Hull, $9,000; Company contributions to accounts in the EnviroSource, Inc. Profit Sharing Plan of $7,500 each for Messrs. Guzzetti, Anderson, Fuehrer, Heller, and Hull; and Company contributions to accounts in the EnviroSource, Inc. Supplemental Executive Retirement Plan, as follows: Mr. Guzzetti, $18,263; Mr. Anderson, $1,317; Mr. Fuehrer, $4,954; Mr. Heller, $477; and Mr. Hull, $4,636.


(3) Includes Company contributions to accounts in the EnviroSource, Inc. Savings Plan, as follows: Mr. Guzzetti, $9,000; Mr. Anderson, $4,340; Mr. Fuehrer, $2,060; Mr. Heller, $4,816; and Mr. Hull, $9,000; Company contributions to accounts in the EnviroSource, Inc. Profit Sharing Plan of $7,500 each for Messrs. Guzzetti, Anderson, Fuehrer, and Hull, and $7,409 for Mr. Heller; and Company contributions to accounts in the EnviroSource, Inc. Supplemental Executive Retirement Plan, as follows: Mr. Guzzetti, $23,112; Mr. Anderson, $2,559; Mr. Fuehrer, $6,051; and Mr. Hull, $6,463.


(4) Represents a special bonus paid to Mr. Fuehrer in connection with the sale of the Company's former subsidiary, IMSAMET, Inc. Substantially all of the bonus, after taxes, was applied toward principal and interest that had accrued on the Company's 1989 loan to Mr. Fuehrer in connection with a purchase of Common Stock. See "Certain Transactions; Compensation Committee Interlocks and Insider Participation--Employee Loans" for a more detailed description of the 1989 loan to Mr. Fuehrer.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End
   Option/SAR Values

     The following table sets forth the number and value at December 31, 1997 of all exercisable and unexercisable options held by the Chief Executive Officer and the other four most highly compensated executive officers of the Company under the Company's Incentive Stock Option Plan and the 1993 Stock Option Plan. In 1997, none of the named executive officers exercised or were granted any options.



                                       Number of
                                         Shares             Value of
                                       Underlying         Unexercised
                                      Unexercised         In-the-Money
                                    Options/SARs at     Options/SARs at
                                       FY-End (#)          FY-End ($)
                                   -----------------   -----------------
                                      Exercisable/        Exercisable/
              Name                   Unexercisable      Unexercisable(1)
--------------------------------   -----------------   -----------------
Louis A. Guzzetti, Jr. .........   361,426/98,214         $15,000/$--
Aarne Anderson .................    59,754/12,176            5,000/--
George E. Fuehrer ..............   163,733/30,807           10,000/--
Leon Z. Heller .................    10,866/10,134            1,000/--
James C. Hull ..................    61,687/19,643           10,000/--

------------
(1) The value of unexercised in-the-money options represents the difference between the fair market value of the underlying Common Stock as of December 31, 1997 and the exercise price of such options.


Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors is composed of two independent directors and two directors who are general partners of FS&Co. The Compensation Committee has responsibility for administering the policies that govern employee compensation programs and executive compensation, and for reviewing and making recommendations concerning the Company's employee benefit plans, executive compensation and such other matters as are referred to it by the Board of Directors. The Compensation Committee has furnished the following report on executive compensation:

     The Compensation Committee believes it is important to align the financial interests of the Company's senior managers, including the Chief Executive Officer, with those of its stockholders. In furtherance of this objective, the Company relies to a significant degree on annual incentive compensation and stock options in addition to base compensation.

     Base Compensation. The Company attempts to offer new executive officers base compensation believed to be somewhat below average for companies of comparable size, complexity and geographic location. Annual increases in base compensation have generally been intended to approximate competitive wage escalation including, where appropriate, adjustments based on merit. The Compensation Committee has not historically reviewed initial decisions regarding base compensation for new executive officers (other than the Chief Executive Officer), but the Compensation Committee does approve annual increases for executive officers.

     Incentive Compensation. The remainder of executive compensation is tied to corporate performance. The Company relies on annual incentive compensation and stock options to provide incentives to executives to meet the Company's business, financial and strategic objectives, and to reward and retain executives who perform in furtherance of those objectives.

     The Company's incentive compensation program for executive officers is based on a combination of financial and non-financial goals. The annual incentive compensation "pool" is the sum of the target bonuses of each of the Company's executive officers, increased to as much as 150% of target or reduced to as low as zero, depending on the extent to which the Company meets specified financial targets, typically expressed in relation to budgeted annual cash flow, operating income or net income. For 1997 and 1998 the target bonus has been set at 50% of base compensation for the Chief Executive Officer and 40-45% of base compensation for the Company's other executive officers. The extent to which an individual executive officer participates in bonuses, if any, from the pool depends on that individual's achievement of nonfinancial objectives negotiated annually between that individual and his or her supervisor and that individual's overall performance. Non-financial objectives involve projects or programs within each executive officer's area of responsibility. Early each year the Compensation Committee reviews management's proposed incentive compensation program financial targets, and the non-financial objectives of each of the Company's executive officers, for that fiscal year, as well as proposed awards, if any, in respect of the preceding fiscal year.

     With the exception of the special bonus paid to Mr. Fuehrer (see "Summary Compensation Table"), no bonuses were awarded to executive officers for 1997 because the Company did not achieve the required level of operating income.

     Stock Options. The Compensation Committee believes that stock options represent a desirable long-term compensation method because they reward Company performance that increases the value of stockholders' ownership. All options granted to executive officers under the Company's stock option plans have an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant, and all such options granted to executive officers since 1986 vest or have vested over periods of several years. These features help ensure the long-term nature of compensation through stock options.

     Early each year the Compensation Committee reviews the Chief Executive Officer's proposals for option awards, if any, to executive officers and other key employees, taking into account the Company's recent performance as well as the responsibilities, past performance, anticipated performance requirements of each of such individuals and previous option awards. The Company has not established any particular target ownership level for Company equity holdings by its executive officers. Options are also granted to newly-hired officers based on responsibilities and anticipated performance requirements.

     Compensation of Chief Executive Officer. The compensation of Mr. Guzzetti as Chief Executive Officer is based on a combination of performance indicators and long-term increase in stockholder value. Mr. Guzzetti's current base salary is somewhat above the average salary of peers at other comparable companies in recognition of his experience, years of service with the Company and the complexity of the Company's businesses. In 1997, the Chief Executive Officer received no increase in his base compensation.

                                          Compensation and Stock Option
                                          Committee



                                          WALLACE B. ASKINS
                                          RAYMOND R CALDIERO
                                          JOHN M. ROTH
                                          J. FREDERICK SIMMONS

Performance Graph


     Set forth below is a line-graph presentation comparing the cumulative total return on the Company's Common Stock, on an indexed basis, against the cumulative total returns of the Russell 2000 Index and the Dow Jones Industrial-Diversified Index assuming $100 was invested on December 31, 1992.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                AMONG ENVIROSOURCE, INC., THE RUSSELL 2000 INDEX
                 AND THE DOW JONES INDUSTRIAL-DIVERSIFIED INDEX


    300  _______________________________________________________________________
         __

    250  ______________________________________________________*________________
                                                                249
         __
                                                              ^ 214
 D  200  _____________________________________________190_______________________
                                                       *
 O       __                                            ^
                                            150       175
 L  150  ____________________________________*^_________________________________
                                            147
 L       __             122       117
                          ^*       112
 A  100  _____@^*_______119________^*___________________________________________

 R       __
                          @         @
 S   50  ________________68________65________@_________@_________@_60___________
                                             60        54
         __

      0  ______|_________|_________|_________|_________|_________|_________|____
             12/92     12/93     12/94     12/95     12/96     12/97

        ------------------------------------------------------------------------
        ENVIROSOURCE, INC.     RUSSELL 2000     DOW JONES INDUSTRIAL-DIVERSIFIED
             ___@___             ---^---                  ....*....
        ------------------------------------------------------------------------

*  $100 INVESTED ON 12/31/92 IN STOCK OR INDEX -
   INCLUDING REINVESTMENT OF DIVIDENDS.
   FISCAL YEAR ENDING DECEMBER 31.

Certain Transactions; Compensation Committee Interlocks and Insider
   Participation


Management Agreement

     FS&Co. provides advice and assistance to the Company regarding corporate and financial planning and the development of business strategies. The Company does not pay FS&Co. a fee for such services but has agreed to reimburse FS&Co. for all expenses incurred in connection with such advice and assistance.


Employee Loans

     In 1986, the Company granted Mr. Guzzetti a loan of $500,000 (the "1986 Loan") bearing interest at 7.5% per annum and repayable in ten equal annual installments. The first three $50,000 annual installments were repaid in 1988, 1989 and 1990, respectively. In each of 1991 and 1992, the Company deferred the principal installment payment then due, extended the maturity of the 1986 Loan by one year and loaned Mr. Guzzetti $26,250 to finance the payment of interest then due, represented by new notes bearing interest at 7.5% per annum. Effective March 31, 1993, the Company and Mr. Guzzetti agreed to amend the terms of the 1986 Loan to (i) increase the principal amount of such loan by the amount of interest otherwise due on March 31, 1993, (ii) reduce the interest rate to 6% per annum, payable annually half in cash and half by adding to the principal amount of the 1986 Loan on each due date of such interest, (iii) provide for a lump sum payment of principal and accrued and unpaid interest thereon on March 31, 1998, in lieu of annual installment payments, (iv) require payment in full within 30 days of termination of employment and (v) provide for forgiveness of all outstanding amounts due in the event Mr. Guzzetti dies while still employed by the Company. Effective March 31, 1998, the Company extended the maturity date of the 1986 Loan to March 31, 1999. The outstanding principal amount (including financed interest payments) of the 1986 Loan as of April 1, 1998 was $501,603.

     In connection with Common Stock purchases by certain executive officers of the Company in January 1989, the Company loaned $350,000 to Mr. Guzzetti, $90,000 to Mr. Anderson, and $220,000 to Mr. Fuehrer. All of such indebtedness bore interest payable annually at the annual rate of 8%, and its principal amount was payable on the earlier of January 13, 1994 or the date of such borrower's termination of employment with the Company. On each of April 1, 1991 and April 1, 1992, the Company agreed to increase the principal amount of such loans by the amount of interest payments then due. Effective April 1, 1993, the Company agreed to (i) increase the principal amount of such loans by the amount of interest payments otherwise due on April 1, 1993, (ii) extend the maturity of such loans to March 31, 1998, (iii) reduce the interest rate payable on such loans to 6% per annum, payable annually half in cash and half by adding to the principal amount of such loans on each due date of such interest, (iv) require payment in full of all outstanding amounts due under the loans, including accrued interest, within 30 days of termination of employment and (v) provide for forgiveness of all outstanding amounts due under the loans in the event of the officer's death while still employed by the Company. Effective March 31, 1998, the Company extended the maturity date of each of the loans to March 31, 1999. The aggregate principal amounts (including financed interest payments) of such loans as of April 1, 1998 were $511,123 for Mr. Guzzetti, $131,432 for Mr. Anderson, and $200,754 for Mr. Fuehrer.

     In January 1998, the Company loaned $2,736 to Mr. Anderson in connection with his personal purchase of computer equipment. Payments of principal are due semi-monthly at the rate of $57.00, with a final payment due on January 31, 2000. If payments of principal are timely made, interest will not accrue on this indebtedness.

     The loan terms described above are not normally obtainable from unaffiliated third parties.


Compensation Committee Interlocks and Insider Participation

     The members of the Company's Compensation Committee are Messrs. Askins, Caldiero, Roth and Simmons. Mr. Askins was an executive officer of the Company's predecessor, White Motor Corporation, from December 1976 until June 1984.

                                  PROPOSAL 2

                   AMENDMENT OF CERTIFICATE OF INCORPORATION

     The Board of Directors has unanimously approved, and recommends that the stockholders approve, amendments (the "Charter Amendments") to the Company's Amended and Restated Certificate of Incorporation (the "Charter") to: (a) effect a reverse split (the "Reverse Stock Split") of the outstanding shares of the Company's Common Stock (the "Common Stock") on the basis of one new share of Common Stock for each seven shares of presently outstanding Common Stock;
(b) reduce the authorized number of shares of Common Stock from 60,000,000 shares to 20,000,000 shares (the "Authorized Shares Change"); and (c) change the name of the Company from "EnviroSource, Inc." to "Envirosource, Inc." (the "Name Change"). The operative text of the Charter Amendments is reprinted hereinbelow.

     Assuming that the Charter Amendments are approved, a Certificate of Amendment to the Charter will be filed with the Secretary of State of the State of Delaware as promptly as practicable thereafter. The Charter Amendments and the proposed Reverse Stock Split, Authorized Shares Change and Name Change would become effective upon the date of filing (the "Effective Date"). Stockholders are being asked to approve the Charter Amendments as a whole, and so none of the Reverse Stock Split, Authorized Shares Change or Name Change can be approved or become effective separate from each other.

     The Proposed Reverse Stock Split. The primary purpose of the Reverse Stock Split is to increase the market value per share of the Common Stock. The Nasdaq Stock Market ("Nasdaq") has adopted certain changes to its standards for maintaining National Market System ("NMS") listings. One of these changes applicable to the Company is a requirement that the minimum bid price of the Common Stock be $5.00 per share. The Company meets all the applicable requirements for the continued listing of the Common Stock on The Nasdaq NMS, except that the Common Stock currently trades below $5.00 per share. The reduction in the number of shares of Common Stock outstanding caused by the Reverse Stock Split presumably will increase the per share market price of the Common Stock and, accordingly, will allow the Common Stock to qualify for continued listing on the Nasdaq NMS.

     The Reverse Stock Split also should enhance the acceptability of the Common Stock by the financial community and investing public. Theoretically, the number of shares outstanding should not, by itself, affect the Company's reputation in the financial community. but in practice this is not necessarily the case, as many investors look upon a stock trading below $5.00 as unduly speculative in nature and, as a mater of policy or practice, avoid investments in such stocks. The Company also believes that the current per share price of the Common Stock has reduced the effective marketability of the shares because of the reluctance of many leading brokerage firms to recommend low-priced securities to their clients. Further, various brokerage house policies and practices tend to discourage individual brokers within firms from dealing in low-priced stocks. Some of those policies and procedures pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of low-priced stocks economically unattractive to brokers. In addition, the structure of trading commissions tends to have an adverse impact upon holders of low-priced stocks because the brokerage commission on a sale of a low-priced stock generally represents a higher percentage of the sales price than the commission on higher priced issues. The Company also believes that many or most brokers and other "margin loan" makers are unwilling to lend against stock trading below $5.00 per share. The Company believes that all of the foregoing factors tend to depress the market for the Common Stock.

     Although there can be no assurance that the price of the Common Stock after the Reverse Stock Split will actually increase in an amount proportionate to the decrease in the number of outstanding shares, the proposed Reverse Stock Split is intended to result in a price level for the Common Stock that will mitigate or eliminate the foregoing factors that impact the market for the Common Stock. There is also no assurance that the market for the Common Stock will be improved. Stockholders should note that the Company cannot predict what actual effect the Reverse Stock Split will have on the market price of the Common Stock.

     Based on the 40,713,765 shares of Common Stock that were outstanding on April 1, 1998, the proposed Reverse Stock Split would decrease the outstanding shares of Common Stock by approximately 85.7%, and thereafter approximately 5,816,252 shares of Common Stock would be outstanding (disregarding the elimination of fractional shares, as described below). The Reverse Stock Split would not affect the proportionate equity interest in the Company of any holder of Common Stock, except as may result from the provisions for the elimination of fractional shares as described below.

     The Reverse Stock Split may leave certain stockholders with "odd lots" of the Company's Common Stock, i.e., stock in amounts of less than 100 shares. These shares may be more difficult to sell, or require a greater commission per share to sell, than shares in even multiples of 100.

     As of April 1, 1998, there were outstanding options to purchase an aggregate of 2,031,860 shares of Common Stock pursuant to Company employee stock option plans. All of the outstanding options are subject to provisions for adjustments in the number of shares covered thereby, and the exercise price thereof, in the event of a reverse stock split. If the proposed Reverse Stock Split is approved and effected, each of the outstanding options would thereafter evidence the right to purchase one-seventh of the shares of Common Stock previously covered thereby and the exercise price per share would be proportionately increased.

     Post-Reverse Stock Split Common Stock will entitle the holder thereof to one vote per share and will otherwise be identical to the Common Stock prior to such event.

     The Proposed Change in Authorized Shares. Presently, the Company is authorized to issue up to 65,620,000 shares, of which 60,000,000 are Common Stock and 5,620,000 are Preferred Stock. The Charter Amendment will reduce the number of shares of Common Stock authorized by the Charter to 20,000,000 shares of Common Stock. The number of authorized shares of Preferred Stock will not be reduced or otherwise affected. If the number of authorized shares of Common Stock was reduced in proportion to the one-for-seven Reverse Stock Split, the number of authorized shares after the Reverse Stock Split would be 8,571,429. Because, instead, 20,000,000 shares will be authorized, the percentage ownership of the Company represented by the authorized but unissued shares, if they are issued in the future at the discretion of the Board of Directors, effectively will be increased. The primary objective of this effective increase is to give the Company additional shares of Common Stock authorized and available for issuance as the need may arise for possible future financing transactions, stock acquisitions, asset purchases, and other general corporate purposes. Although there are currently no plans or proposals to effect any such transactions or issue additional shares of Common Stock, the Board of Directors believes that this effective increase will benefit the Company and its stockholders by providing enhanced flexibility to issue shares of Common Stock to meet the Company's future needs. In order to avoid the delay and expense involved in obtaining stockholder approval, the Board of Directors believes it to be in the best interests of the Company and its stockholders to have shares of stock authorized and available for issuance without further action by the stockholders. Shares of Common Stock may then be issued on such terms, at such times and on such conditions as the Board of Directors may determine in its discretion.

     The Proposed Name Change. The Company is proposing the Name Change, which merely changes the "S" in EnviroSource to a lower case letter, as part of a logo redesign and corporate identity program.

     Exchange of Stock Certificates and Elimination of Fractional Share Interests. As soon as possible after the Effective Date, the holders of Common Stock will be notified and requested to surrender their present Common Stock certificates for new certificates, which will reflect the Name Change and bear a new CUSIP number, representing the number of whole shares of Common Stock after giving effect to the Reverse Stock Split ("post-Amendment Certificates"). The Company will bear the Exchange Agent charges incurred in connection with such exchanges.

     Until stock certificates representing the pre-Reverse Stock Split shares of Common Stock ("pre-Amendment Certificates") are surrendered and exchanged for post-Amendment Certificates, each pre-Amendment Certificate will be deemed to represent the number of shares of Common Stock that the holder thereof is entitled to receive as a result of the Reverse Stock Split in respect of the number of shares indicated as being represented by such pre-Amendment Certificate.

     No scrip or fractional share certificates will be issued in connection with the Reverse Stock Split. In lieu thereof, each stockholder who would otherwise be entitled to receive any fractional shares of Common Stock resulting from the Reverse Stock Split will receive cash equal to the "Current Market Value" of such fractional shares. For these purposes, Current Market Value shall be based upon the average of the closing sale prices for the Common Stock for the 20 consecutive Nasdaq trading days immediately preceding the Effective Date.

     American Stock Transfer and Trust Company, 40 Wall Street, New York, NY 10005, will be the Company's Exchange Agent in connection with the exchange of stock certificates and the forwarding of checks for cash in lieu of fractional shares. Stockholders should not submit any certificates until requested to do so.

     Federal Income Tax Consequences. The following is a summary of the federal income tax consequences of the proposed Reverse Stock Split. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax exempt entities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations and proposed regulations, court decisions and current administrative rulings and pronouncements of the Internal Revenue Service ("IRS"), all of which are subject to change, possibly with retroactive effect, and assumes that the shares of Common Stock are and will be held as a "capital asset" (generally, property held for investment) as defined in the Code.

   1. The Reverse Stock Split will qualify as a recapitalization described in
      Section 368(a)(1)(E) of the Code.

   2. No gain or loss will be recognized by the Company in connection with the Reverse Stock Split (except as provided in 6 below).

   3. No gain or loss will be recognized by a stockholder who exchanges pre-Amendment Certificates for post-Amendment Certificates.

   4. The aggregate basis of the shares to be received in the Reverse Stock Split will be the same as the aggregate basis of the pre-Reverse Stock Split shares exchanged therefor.

   5. The holding period of the shares to be received in the Reverse Stock Split will include the holding period of the pre-Reverse Stock Split shares exchanged therefor.

   6. A holder of Common Stock receiving cash in lieu of a fractional share will be treated as receiving the payment in connection with a redemption of fractional shares, with the tax consequences of the redemption determined under Section 302 of the Code. As such, a holder of such Common Stock will generally recognize capital gain or loss upon such payment equal to the difference, if any, between such stockholder's basis in the fractional share (as described in 4 above) and the amount of cash received.


THE DISCUSSION SET FORTH ABOVE CONCERNING CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. ALL STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES APPLICABLE TO THEM THAT COULD RESULT FROM THE REVERSE STOCK SPLIT.

     Board of Directors Reservation of Rights. The Board of Directors reserves the right to abandon the proposed Charter Amendments without further action by the stockholders at any time prior to the filing of the Charter Amendments with the Delaware Secretary of State, notwithstanding any authorization of the Charter Amendments by the stockholders.

     The Proposed Charter Amendments. The Charter Amendments are set forth below:

     1. Reduction in Authorized Shares. Delete Article FOURTH, paragraph (a) in its entirety and insert in lieu thereof the following new Article FOURTH, paragraph (a), to read in its entirety as follows:

          FOURTH: (a) The total number of shares of all classes of stock which the Corporation is authorized to issue is 25,620,000, consisting of 20,000,000 shares of common stock, par value $.05 per share (the "Common Stock"), and 5,620,000 shares of preferred stock, par value $.25 per share (the "Preferred Stock").

     2. Reverse Stock Split. Amend Article FOURTH by adding a new paragraph (d) at the end thereof, to read in its entirety as follows:

          (d) Effective as of the close of business on the day that the Certificate of Amendment which contains this provision is filed with the Office of the Secretary of State of the State of Delaware (the "Effective Date"), each whole share of Common Stock issued and outstanding at such time shall be and hereby is automatically reclassified and changed into one-seventh ( 1/7) of one share of Common Stock (the "Reverse Stock Split"); provided, however, that: (i) no fractional shares shall be issued pursuant to the Reverse Stock Split,
       (ii) any fractional
       shares resulting from the Reverse Stock Split will be cancelled, and
       (iii) any stockholder who would otherwise be entitled to receive fractional shares as a result of the Reverse Stock Split will receive, in lieu thereof, cash (without any interest) in an amount equal to the Current Market Value (as hereinafter defined) of the shares of the Common Stock which resulted in such fractional shares. For purposes hereof, the term "Current Market Value" means the average of the closing sale prices, as reported by The Nasdaq Stock Market ("Nasdaq"), of the Common Stock on each of the 20 consecutive Nasdaq trading days that ends with the Nasdaq trading day that immediately precedes the Effective Date.


     3. Name Change. Delete Article FIRST in its entirety and insert in lieu thereof the following new Article FIRST, to read in its entirety as follows:


          FIRST: The name of the corporation (hereinafter referred to as the "Corporation") is
                               Envirosource, Inc.


     The Board of Directors recommends that the stockholders vote FOR the Amendments to the Company's Certificate of Incorporation.


                                  PROPOSAL 3

                         RATIFICATION AND APPROVAL OF
                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS


     The Board of Directors has selected Ernst & Young LLP ("Ernst & Young") as the Company's independent public accountants for the fiscal year ending December 31, 1998. Although it is not required to do so, the Board of Directors is submitting its selection of Ernst & Young to the stockholders for ratification and approval. If the selection is not ratified and approved, the Board of Directors will reconsider its choice but will not be bound by the refusal of the stockholders to ratify and approve the selection of Ernst & Young. A representative of Ernst & Young is expected to be present at the Annual Meeting, will have the opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions.


     The Board of Directors recommends that the stockholders vote FOR the ratification and approval of the selection of Ernst & Young as the Company's independent public accountants for the fiscal year ending December 31, 1998.


                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of the Company's Common Stock and derivative securities. Based solely upon a review of the copies of the forms furnished to the Company, or written representations from reporting persons, the Company believes that during 1997 all filing requirements applicable to officers and directors were met.


                                 OTHER MATTERS


     The Board of Directors of the Company knows of no other matters that are to be brought before the Annual Meeting. If any other matter should be presented for proper action, the persons named in the Proxy shall have discretion and authority to vote or to refrain from voting in accordance with their judgment on such matter. In addition, the persons named in the Proxy shall have discretion and authority to vote or to refrain from voting in accordance with their judgment with respect to matters incidental to the conduct of the Annual Meeting.


     The cost of solicitation will be borne by the Company. Solicitation will be by mail, except for any incidental personal solicitation made by directors, officers and employees of the Company, none of whom will receive compensation therefor. The Company will also request banks and brokers to solicit their customers who have a beneficial interest in shares of Common Stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses. In addition, the Company's transfer agent, American Stock Transfer & Trust Company, Inc., will assist in the solicitation of Proxies from brokers, bank nominees and other institutional holders.

     Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received at the Company's principal executive offices on or before January 4, 1999 for inclusion in the Company's Proxy Statement with respect to such meeting.



                                          By Order of the Board of Directors,
[GRAPHIC OMITTED]

                                          LOUIS A. GUZZETTI, JR.
                                          President and Chief Executive Officer


     It is important that the Proxies be returned promptly. Stockholders who do not expect to attend in person are urged to fill in, sign, date and return the enclosed Proxy.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED WITHOUT CHARGE (EXCEPT FOR EXHIBITS TO SUCH ANNUAL REPORT, WHICH WILL BE FURNISHED UPON PAYMENT OF THE COMPANY'S REASONABLE EXPENSES IN FURNISHING SUCH EXHIBITS) BY ANY PERSON SOLICITED HEREUNDER BY WRITING TO:
CORPORATE SECRETARY, ENVIROSOURCE, INC., 1155 BUSINESS CENTER DRIVE, HORSHAM, PA 19044-3454.

                              [PRELIMINARY COPIES]

                               ENVIROSOURCE, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  Annual Meeting of Stockholders to be held at
                 The Homestead Restaurant, Three Village Road,
                          Horsham, Pennsylvania 19044


     The undersigned hereby constitutes and appoints Louis A. Guzzetti, Jr., Leon Z. Heller and James C. Hull, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock of EnviroSource, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 18, 1998 or any adjournment or adjournments thereof, on all matters that may come before the Annual Meeting.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTE "FOR" ALL OF THE PROPOSALS LISTED HEREIN. In their discretion, the Proxies are authorized to vote upon such other and further business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

                  (To be completed and signed on reverse side)

                        Please date, sign and mail your
                      proxy card back as soon as possible!

                        Annual Meeting of Stockholders,
                               ENVIROSOURCE, INC.

                                 June 18, 1998



              + Please Detach and Mail in the Envelope Provided +
--------------------------------------------------------------------------------
A [X]     Please mark your votes as in this example.


                                        FOR       WITHHOLD
1. Election of Class C Directors        [ ]         [ ]

(Instructions: To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below.)

______________________________________________________________________________

Nominees:      Raymond P. Caldiero
               Robert N. Gurnitz
               Ronald P. Spogli


                                                  FOR      AGAINST       ABSTAIN

2. Approval of amendments to the Company's
   Certificate of Incorporation                   [ ]         [ ]          [ ]

3. Ratification and approval of selection of
   Ernst & Young LLP as the Company's
   independent accountants                        [ ]         [ ]          [ ]

   Dated__________________________________________________________________, 1998


   _____________________________________________________________________________
                                    Signature

   _____________________________________________________________________________
                            Signature if held jointly

   (Please sign exactly as the name appears herein. If stock is held in names of joint owners, each should sign. Attorneys, executors, administrators, etc., should so indicate.)

   If this Proxy is properly executed, the shares represented by this Proxy will be voted upon the proposals listed herein in accordance with the directions given by the stockholder, but if no such directions are given, this Proxy will be voted FOR all of such proposals.